FOR IMMEDIATE RELEASE                       CONTACT: Zelma Branch or
August 23, 2000                                      Wendy Hall
                                                     Halliburton Company
                                                     713.676.4371


                     BROWN & ROOT SERVICES RECEIVES CONTRACT
            TO ELIMINATE RUSSIAN INTER-CONTINENTAL BALLISTIC MISSILES


DALLAS, Texas--Brown & Root Services (BRS), a business unit of Halliburton Company (NYSE: HAL), has been awarded a contract by the Defense Threat Reduction Agency (DTRA) to provide integrated project management, integrated logistics support, and data management for a $283-million project to eliminate Russian Inter-Continental Ballistic Missiles (ICBM) and their silos. The project, a part of the Strategic Arms Reduction Treaty (START 1), will be based in Russia and will require establishment of a Project Management Office in Moscow. The contract, a two-year base agreement with seven option years, will commence in late September 2000. As prime integrating contractor of the project, BRS will manage Russian subcontractors.
         "We recently completed a similar four-year contract for the DTRA in Kazakhstan where Inter-Continental Ballistic Missiles were dismantled and the land returned to the government for agricultural use," said Dave Lesar, president and CEO, Halliburton Company. "As a known and trusted employer in Russia, we can lead and coordinate Russian subcontractors through our proven subcontract management approach."
         Halliburton established a Former Soviet Union corporate management in 1991 and has a long-term commitment to the FSU.

                                     -more-


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

Brown & Root Services\2
         Brown & Root Services, a 20,000 employee global company, operates in The Americas, the UK, Europe, Africa and the Asia-Pacific, specializing in civil and facilities engineering and design, construction, logistics, operations and maintenance.
         Founded in 1919, Halliburton Company is the world's leading diversified energy services, engineering, energy equipment, construction and maintenance company. In 1999, Halliburton's consolidated revenues were $14.9 billion and it conducted business with a workforce of approximately 100,000 in more than 120 countries. The company's World Wide Web site can be accessed at http://www.halliburton.com.

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